Exhibit 10.9

TRANSITION SERVICES AGREEMENT

dated as of December 3, 2006

between

GENERAL ELECTRIC COMPANY

and

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

i

ii

This Transition Services Agreement, dated as of December 3, 2006 (this “Agreement”), is made between General Electric Company, a New York corporation (“General Electric”) and Momentive Performance Materials Holdings Inc. (formerly Nautilus Holdings Acquisition Inc.), a Delaware corporation (“Momentive”).

RECITALS

WHEREAS, General Electric and Momentive entered into a stock and asset purchase agreement dated as of September 14, 2006 (as amended, the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Parties agreed that (a) GE shall provide or cause to be provided to Momentive (and/or its Subsidiaries on the date hereof, collectively hereinafter referred to as the “Acquiror”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein and (b) the Acquiror shall provide or cause to be provided to General Electric (and/or its Subsidiaries on the date hereof, collectively hereinafter referred to as “GE”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

WHEREAS, the Purchase Agreement requires execution and delivery of this Agreement by General Electric and Momentive at or prior to the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Purchase Agreement.

(a) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03.

“Acquiror” shall have the meaning set forth in the Recitals.

“Acquiror Facilities” shall have the meaning set forth in Section 5.02(a).

“Acquiror Services” shall have the meaning set forth in Section 2.01.

“Acquiror Services Manager” shall have the meaning set forth in Section 2.04(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 11.04.

“Corporate Card Program” shall have the meaning set forth in Section 5.03(a).

“Corporate Payment Services” shall have the meaning set forth in Section 5.03.

“Dispute” shall have the meaning set forth in Section 9.01.

“Facilities” shall have the meaning set forth in Section 5.02(b).

“Force Majeure” means an event beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GE” shall have the meaning set forth in the Recitals.

“GECF” shall have the meaning set forth in Section 5.03.

“GE Facilities” shall have the meaning set forth in Section 5.02(a).

“GE Materials” shall have the meaning set forth in Section 3.01.

“GE Services” shall have the meaning set forth in Section 2.01.

“GE Services Manager” shall have the meaning set forth in Section 2.04(a).

“General Electric” shall have the meaning set forth in the Preamble.

“General Provisions” means, collectively, those items set forth in Article XI.

“Momentive” shall have the meaning set forth in the Preamble.

“Party” means General Electric and Momentive individually, and “Parties” means General Electric and Momentive collectively, and, in each case, their permitted successors and assigns.

“Program Agreements” shall have the meaning set forth in Section 5.03(a).

“Program Agreements Obligations” shall have the meaning set forth in Section 5.03(a).

“Provider” means the Party or its Subsidiary or Affiliate providing a Service or an Additional Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.01.

“Purchasing Card Program Agreement” shall have the meaning set forth in Section 5.03(a).

“Recipient” means the Party or its Subsidiary or Affiliate to whom a Service or any Additional Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.04.

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Service Charges” shall have the meaning set forth in Section 6.01(a).

“Services” shall have the meaning set forth in Section 2.01.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

SECTION 2.01 Services. Subject to the terms and conditions of this Agreement, GE shall provide (or cause to be provided) to the Acquiror all services listed in Schedule A and Schedule B attached hereto (the “GE Services”). The Acquiror shall provide (or cause to be provided) to GE all services listed in Schedule C and Schedule D attached hereto (the “Acquiror Services”, and collectively with the GE Services and any Additional Services, the “Services”). All Services shall be for the sole use and benefit of the respective Recipient and its respective Party. For the avoidance of doubt, none of the Services listed on any Schedule shall require the relevant Provider to render the legal services of any attorney to the Recipient in connection with any such Service.

SECTION 2.02 Duration of Services. Subject to the terms of this Agreement, each of GE and the Acquiror shall provide or cause to be provided to the respective Recipients each Service until the earliest to occur of, as respects each such Service, (i) the expiration of the period of duration for such Service as set forth in Schedule A, Schedule B, Schedule C, or Schedule D (each a Schedule, and collectively, the Schedules) (it being understood that Provider shall, upon request by the Recipient, extend the term of a Service for up to a maximum of one year beyond the scheduled expiration of such Service if (A) in the case of the Acquiror, such extension in duration of the GE Service is necessary for the Business to transition to a stand-alone entity without a material increase in cost to the Acquiror or (B) in the case of GE (or the relevant GE businesses as the case may be), such extension in duration of the Acquiror Services is necessary to avoid a material increase in cost to GE) or (ii) the date on which the Parties mutually agree in writing to terminate such Service under Article X hereof; provided, however, to the extent that a Provider’s ability to provide a Service is dependent on the continuation of either a GE Service or an Acquiror Service (and such dependence has been made known to the other Party), as the case may be, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting GE Service or supporting Acquiror Service, as the case may be.

SECTION 2.03 Additional Unspecified Services. After the date hereof, if GE or the Acquiror identifies a service that (a) GE provided to the Business prior to the Closing Date that the Acquiror reasonably needs in order for the Business to continue to operate in substantially the same manner in which the Business operated prior to the Closing Date, and such service was not included in Schedule A or Schedule B (other than because the Parties agreed such services shall not be provided), or (b) the Business provided to GE prior to the Closing Date that GE reasonably needs in order for GE (or the relevant businesses within GE) to continue to operate in substantially the same manner in which GE (or the relevant business within GE) operated prior to the Closing Date, and such service was not included in Schedule C or Schedule D (other than because the Parties agreed such services shall not be provided), then, in each case, the Acquiror and GE shall negotiate in good faith to provide such requested services (such additional services, the “Additional Services”) on comparable terms as applied to other Services. In the event that the Parties reach an agreement with respect to providing such Additional Services, the Parties shall amend the appropriate Schedule in writing to include such Additional Services (including the incremental fees and termination date with respect to such services) and such Additional Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Additional Services shall provide such Additional Services, or cause such Additional Services to be provided, in a manner consistent with the terms and conditions of this Agreement.

SECTION 2.04 Transition Services Managers. (a) GE hereby appoints and designates Madhav Srinivasan to act as its initial Services Manager (the “GE Services Manager”), who will be directly responsible for coordinating and managing the delivery of the GE Services and have authority to act on GE’s behalf with respect to matters relating to this Agreement. The GE Services Manager will work with GE personnel to periodically address issues and matters raised by the Acquiror relating to this Agreement. GE shall notify the Acquiror of the appointment of a different GE Services Manager, if necessary, in accordance with Section 11.06.

(b) The Acquiror hereby appoints and designates Amy Marinelli to act as its initial Services Manager (the “Acquiror Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Acquiror Services and have authority to act on Acquiror’s behalf with respect to matters relating to this Agreement. The Acquiror Services Manager will work with the Acquiror personnel to periodically address issues and matters raised by GE relating to this Agreement. The Acquiror shall notify GE of the appointment of a different Services Manager, if necessary, in accordance with Section 11.06.

ARTICLE III

GE MATERIALS

SECTION 3.01 Corporate Policies. (a) GE shall provide the Acquiror access and rights to those policies and manuals published on the GE Intranet and listed in Schedule A (“GE Materials”). The Acquiror may create materials based on GE Materials for distribution to employees and suppliers of the Business. It is understood and agreed that GE makes no representation or warranty as to accuracy or completeness of the GE Materials or as to the suitability of the GE Materials for use by the Acquiror in respect of the Business or otherwise.

(b) Notwithstanding the foregoing, (i) the text of any materials related to or based upon the GE Materials created by the Acquiror on behalf of the Business may not contain any references to GE, GE’s publications, GE’s personnel (including senior management) or GE’s management structures and (ii) the title of any of the policies, manuals or other documents comprising the GE Materials may not be used in any materials created by the Acquiror on behalf of the Business to the extent such titles include the names “GE” or “General Electric” or other distinguishing language particular to General Electric including, without limitation, the compliance guide entitled Integrity: The Spirit and Letter of Our Commitment, any portion thereof or any confusingly similar phrase.

SECTION 3.02 Limitation on Rights and Obligations with Respect to the GE Materials. (a) Other than as provided in Section 3.01 above, GE shall have no obligation (i) to notify the Acquiror of any changes or proposed changes to any of the GE Materials, (ii) to include the Acquiror in any consideration of proposed changes to any of the GE Materials, (iii) to provide draft changes of any of the GE Materials to the Acquiror for review and comment or (iv) to provide the Acquiror with any updated materials relating to any of the GE Materials. The Acquiror acknowledges and agree that, except as expressly set forth above or in any Ancillary Agreement, GE reserves all rights in, to and under, including all Intellectual Property rights with respect to, the GE Materials and no rights with respect to ownership or use, except as otherwise expressly provided herein or in any Ancillary Agreement, shall vest in the Acquiror. Further, the Acquiror agrees to take actions reasonably necessary to ensure that the GE Materials are not used for any purpose other than the purposes set forth above, provided, that the Acquiror shall only be required to take those actions they would consider advisable with respect to protecting the use of the Acquiror proprietary or sensitive business materials. The Acquiror will allow GE reasonable access to personnel and information as reasonably necessary to determine the Acquiror’s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of the Acquiror. Notwithstanding any other provision contained herein, in the event that GE reasonably determines that the Acquiror has not materially complied with some or all of its obligations with respect to any or all of the GE Materials, GE shall provide notice to the Acquiror, and if the Acquiror shall fail to cure such non-compliance within 30 days of receipt of such notice, GE may terminate the Acquiror’s rights with respect to such GE Materials upon written notice to the Acquiror and, in such case, GE shall be entitled to require such GE Materials to be returned to GE or destroyed (with such destruction certified in writing to GE) promptly after such termination.

(b) In the event that the Acquiror determines to cease to avail itself of any of the GE Materials referred to in this Article III or upon expiration of any period during which the Acquiror is permitted to use any of the GE Materials, in respect of the Business, GE and the Acquiror will cooperate in good faith to take reasonable appropriate actions to effectuate such determination or expiration and protect GE’s rights and interests in the GE Materials.

ARTICLE IV

OTHER ARRANGEMENTS

SECTION 4.01 Software and Software Licenses. (a) If and to the extent requested by the Acquiror, GE shall use commercially reasonable efforts to assist the Acquiror in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, all computer software necessary for a Provider to provide, or a Recipient to receive, GE Services; provided, however, that unless and to the extent expressly required by Section 11.02 of Purchase Agreement GE shall not be required to pay any fees or other payments or incur any obligations to enable the Acquiror to obtain any such license or rights; and provided, further, that GE shall not be required to seek broader rights or more favorable terms for the Acquiror than those applicable to GE or the Business, as the case may be, prior to the date hereof or as may be applicable to GE from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that the Acquiror will be able to obtain such licenses or rights on acceptable terms or at all.

(b) If and to the extent requested by GE, the Acquiror shall use commercially reasonable efforts to assist GE in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, all computer software necessary for a Provider to provide, or a Recipient to receive, the Acquiror Services; provided, however, that GE shall identify the specific types and quantities of any such software licenses; provided, further, that the Acquiror shall not be required to pay any fees or other payments or incur any obligations to enable GE to obtain any such license or rights; and provided, further, that the Acquiror shall not be required to seek broader rights or more favorable terms for GE than those applicable to GE or the Acquiror, as the case may be, prior to the date hereof or as may be applicable to the Acquiror from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that the Acquiror’s efforts will be successful or that GE will be able to obtain such licenses or rights on acceptable terms or at all.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Computer-Based and Other Resources.

(a) As of the date hereof, except as otherwise provided in the Purchase Agreement or any Ancillary Agreement, or unless required in connection with the performance of or delivery of a Service, the Acquiror shall cease to use and shall have no further access to, and GE shall have no obligation to otherwise provide, the GE Intranet and other owned or licensed computer software, networks, hardware or technology of GE and shall have no access to, and GE shall have no obligation to otherwise provide, computer based resources (including e-mail and access to GE’s computer networks and databases) which require a password or are available on a secured access basis. Except as provided in the Purchase Agreement or any Ancillary Agreement or unless required in connection with the performance of or delivery of a Service, the Acquiror shall cease using (and shall cause their employees to cease using) the business services made available by GE to the Acquiror or its employees prior to the date hereof.

From and after the Closing Date, the Acquiror shall cause all of its personnel having access to the GE Intranet or such other computer software, networks, hardware, technology or computer-based resources pursuant to the Purchase Agreement, Ancillary Agreements or in connection with performance, receipt or delivery of a Service to comply with all reasonable security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of GE (which shall be made available to the Acquiror (and as may be amended upon reasonable advance notice to the Acquiror). The Acquiror shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement. Notwithstanding the foregoing, those persons employed by the Business immediately prior to the date hereof may continue to use their corporate credit cards and “P-Card” services after the date hereof, provided that the Acquiror shall assume General Electric’s responsibilities under the agreements referenced in Section 5.03(a) hereof for all obligations of such employees on such credit cards and “P-Cards” incurred after the date hereof, and GE shall remain responsible for all obligations of such employees on such credit cards and “P-Cards” incurred on or prior to the date hereof.

(b) As of the date hereof, unless required in connection with the performance of or delivery of a Service, GE shall cease to use and shall have no further access to, and the Acquiror shall have no obligation to otherwise provide to GE, the Acquiror’s owned or licensed computer software, networks, hardware or technology and shall have no access to, and the Acquiror shall have no obligation to otherwise provide, computer-based resources which require a password or are available on a secured access basis. Except as required in connection with the performance of or delivery of a Service, GE shall cease using (and shall cause their employees to cease using) the business services made available by the Acquiror or its employees prior to the date hereof. From and after the Closing Date, GE shall cause all of its personnel having access to the Acquiror’s computer software, networks, hardware, technology or computer-based resources in connection with performance, receipt or delivery of a Service to comply with all reasonable security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of the Acquiror which shall be made available to GE (and as may be amended upon reasonable advance notice to GE). GE shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

SECTION 5.02 Co-location and Facilities Matters.

(a) GE hereby grants to the Acquiror a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule C (the “GE Facilities”), on substantially the same basis and for substantially the same purposes as used immediately prior to the date hereof. The Acquiror hereby grants, or shall cause one or more of its Subsidiaries to grant, to GE a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule D (the “Acquiror Facilities”), on substantially the same basis and for substantially the same purposes as used immediately prior to the date hereof. In the event that after the date hereof, either GE or the Acquiror determines that there are other facilities where such Party needs or reasonably desires to co-locate or that such Party does not require use of one or more of the GE Facilities or Acquiror Facilities, as the case may be, the Parties will discuss such Party’s request and negotiate in good faith a mutually satisfactory arrangement. For the avoidance of doubt, at each of the GE Facilities and the Acquiror Facilities, GE and the Acquiror, as the case may be, shall, in addition to providing access and the right to use such facilities, shall provide to GE and Acquiror personnel, as the case may be, substantially all ancillary services that are provided as of the date hereof to its own employees at such facility, such as, by way of example and not limitation, reception, general maintenance (subject to the immediately following sentence) janitorial, security (subject to the immediately following sentence) and telephony services, access to duplication, facsimile, printing and other similar office services, and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services and medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a GE Facility or an Acquiror Facility, as the case may be, it being understood that the Provider shall not provide security services to Recipient-specific areas of Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-Specific area) or security passes that permit entrance to Provider-specific areas of Recipient’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.

(b) The Parties shall only permit their authorized Representatives, contractors, invitees or licensees to use the Acquiror Facilities and GE Facilities, as applicable (collectively, the “Facilities”), except as otherwise permitted by the other Party in writing. Each Party shall, and shall cause its respective Subsidiaries, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the expiration date relating to each Facility set forth in Schedule C and Schedule D and shall deliver over to the other Party or its Subsidiaries, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear excepted; provided, however that in the event that the third party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third party lease (it being understood that in the latter case, the Provider shall notify the Recipient in writing of such obligation no later than 60 days after the date hereof and, upon Recipient’s request, provide Recipient with copies of any such lease agreements). Notwithstanding the access rights provided under Section 5.04 hereof, the Parties or their Subsidiaries, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the other Party in accordance with Article VIII hereof in respect of, the acts and omissions of its Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third party lease governing any Facility.

The Parties shall not make, and shall cause their respective Subsidiaries and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Subsidiaries, as applicable. The Parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided prior to the date hereof. The rights granted pursuant to this Section 5.02 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in the Acquiror or GE, or their respective Subsidiaries, Representatives, contractors, invitees or licensees, with respect to the Facilities.

SECTION 5.03 Corporate Payment Services. GE Capital Financial Inc. (“GECF”) will provide the Acquiror with those corporate payment services provided for under the cost sub-categories entitled “Finance-P-Cards” and “Finance T&L” on Schedule A (the “Corporate Payment Services”) for the time periods set forth thereon and subject to the following additional terms and conditions:

(a) Charge Card Administration. GE Capital Financial Inc. (“GECF”) will provide the Acquiror with the Corporate Payment Services subject to the terms and subject to the conditions set forth in the General Electric Corporate Card Program Agreement dated April 1, 1993 between General Electric Capital Corporation and General Electric Company (the “Corporate Card Program Agreement”) and the General Electric Purchasing Card Program Agreement dated September 10, 2000 between GECF and General Electric Company (the “Purchasing Card Program Agreement, and together with Corporate Card Program Agreement, the “Program Agreements, both of which have been made available to the Acquiror. As of the date hereof, General Electric hereby assigns to the Acquiror, and the Acquiror hereby assumes from General Electric, the obligations of General Electric under the Program Agreements with respect to the services provided to GE in respect of the Business, and the Acquiror agrees to assume, pay, perform and discharge when due all liabilities and obligations of General Electric under the Program Agreements with respect to the Business incurred after the date hereof (the “Program Agreements Obligations”), including, but not limited to, making all payments when due as owed and as required of General Electric under the Program Agreements in respect of such Program Agreements Obligations, and General Electric shall not retain nor have any responsibility for the Program Agreements Obligations; provided, however, that General Electric shall retain, and the Acquiror shall not be responsible for, any liabilities and Program Agreements Obligations arising or incurred on or prior to the date hereof or not relating to the Business. The Parties hereto shall each execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to give effect to this Section 5.03(a).

(b) Termination of this Section 5.03. In addition to GECF’s right to terminate the services being provided to the Acquiror under this Agreement pursuant to the Program Agreements, GECF shall have the right to terminate corporate charge Cards, purchasing Cards and Accounts (as such terms are defined in the respective Program Agreements) and any other services under the Program Agreements if the Acquiror fails to pay, perform and discharge when due the Program Agreements Obligations and fails to cure the same within 15 days of notice thereof.

SECTION 5.04 Access. (a) The Acquiror shall, and shall cause its Subsidiaries to, allow GE and its Representatives reasonable access to the facilities of the Acquiror necessary for GE to fulfill its obligations under this Agreement.

(b) GE shall, and shall cause its Subsidiaries to, allow the Acquiror and its Representatives reasonable access to the facilities of GE necessary for the Acquiror to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than ten (10) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

ARTICLE VI

COSTS AND DISBURSEMENTS

SECTION 6.01 Costs and Disbursements. (a) Except as otherwise provided in this Agreement or in the Schedules hereto, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Schedule or Exhibit (each fee constituting a “Service Charge” and, collectively, “Service Charges”) (for avoidance of doubt, all amounts shall be divided by 12 to reflect monthly amounts unless such amounts are clearly indicated as per month amounts on such Schedule or Exhibit). During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is an increase after the date hereof in the costs actually incurred by the Provider in providing such Services including as a result of (i) an increase in the amount of such Services being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any employees used by the Provider in providing the Services, provided that such increase is in the ordinary course of business and in the aggregate such increases are consistent with past practice, or (iv) any increase in costs relating to any changes in the quality or nature of the Services provided or how the Services are provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment) so long as such change in quality or nature does not solely relate to the Services provided to the Recipient; provided, however, that any increase in cost incurred by the Provider other than as set forth in clauses (i) through (iv) shall not result in an increase in a Service Charge if it relates to a matter that is the topic of a provision set forth in clauses (i) through (iv). Notwithstanding anything to the contrary, the Provider will not change a Service Charge as a result of a change in the

Provider’s allocation methodology that disproportionately affects the Acquiror relative to GE businesses receiving such Services or because of acquisitions or dispositions of other entities or businesses that result in changes in the aggregate size of the businesses that are allocated a portion of the Provider’s costs. Notwithstanding the foregoing and for avoidance of doubt, (1) with respect to “Direct Billing” charges associated with any Service as indicated in the applicable Schedule, the amount billed by the Provider to the Recipient with respect to any such direct billing charges shall be determined by the amount of Service actually provided by the Provider to the Recipient during the applicable billing period (for the avoidance of doubt, the direct billing charges contemplated by this Section 6.01(1) shall (a) be limited to those direct billing charges marked by an asterisk in the direct billing column of the applicable Schedule and (b) include only those direct billing charges that are wholly variable) and (2) the Service Charge (and any component thereof, including any direct billing charges) with respect to any Service shall not be increased because of an error in determining or calculating the Service Charge applicable to any Service (or category of Services, as applicable) and reflected on the applicable Schedule, as of the date hereof.

(b) The Provider shall deliver an invoice to the Recipient on a monthly basis, beginning December 31, 2006 and, thereafter, on or prior to the end of each succeeding month for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges due to the Provider under this Agreement. The Recipient shall pay the amount of such invoice by wire transfer to the Provider within thirty (30) days of the date of such invoice as instructed by the Provider; provided that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an interest rate of 10% per annum accruing from the date the payment was due through the date of actual payment, all in accordance with Section 2.14 of the Purchase Agreement. As soon as practicable after receipt of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

SECTION 6.02 No Right to Set-Off. The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties; provided, however, that the Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the parties against amounts owed by the Recipient to the Provider under this Agreement.

ARTICLE VII

STANDARD FOR SERVICE

SECTION 7.01 Standard for Service. Except as otherwise provided in this Agreement, and provided that the Provider is not restricted by an existing contract with a third party or by Law, the nature, quality and standard of care applicable to delivery of the Services shall be substantially the same as that applicable to, in the case of GE Services and any Additional Services to be provided by GE, those GE Services and any Additional Services to be provided by GE that GE provided to the Business or, in the case of the Acquiror Services and any Additional Services to be provided by the Acquiror, those Acquiror Services and any Additional Services to be provided by the Acquiror that the Business provided to GE, in each case as of immediately prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided to the Provider’s Affiliates or other business components). Notwithstanding the foregoing, the nature, quality and standard of care that the Provider shall provide in delivering a Service shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event there is any restriction on the Provider by an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall use its commercially reasonable best efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 7.01.

SECTION 7.02 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to its use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE.

SECTION 7.03 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

SECTION 8.01 Limited Liability of a Provider. Notwithstanding Article VII , no Provider shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by the Provider, its Affiliates or Representatives (each, a “Provider Indemnified Party”) pursuant to this Agreement, the transactions contemplated by the this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, to the Recipient or its Affiliates or Representatives except to the extent that the Recipient or its Affiliates suffers a Loss that results from such Provider Indemnified Party’s willful breach, gross negligence or willful misconduct in connection with any such Services, transactions, actions or inactions.

SECTION 8.02 Additional Limitation on Liability. Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses, including business interruption or loss of profits.

SECTION 8.03 Indemnification of Each Provider by the Relevant Recipient. Each Recipient shall indemnify and hold harmless each relevant Provider Indemnified Party from and against any Losses, and reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement or such Provider’s actions or inactions in connection with any such Services or transactions; provided that such Recipient shall not be responsible for any Losses of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with Provider Indemnified Party’s willful breach, gross negligence or willful misconduct.

SECTION 8.04 Indemnification of Each Recipient by the Relevant Provider. Each Provider shall indemnify and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a Party, to the extent caused by, resulting from, or arising out of or in connection with the willful breach, gross negligence or willful misconduct of such Provider in providing any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement.

SECTION 8.05 Indemnification Procedures. The provisions of Section 10.03 (a)-(c) of the Purchase Agreement shall govern claims for indemnification under this Agreement.

SECTION 8.06 Liability for Payment Obligations. Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, GE or the Acquiror’s express obligation in this Agreement to pay Service Charges for Services rendered in accordance with this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

SECTION 9.01 Dispute Resolution. (a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), GE and the Acquiror agree that the GE Services Manager and the Acquiror Services Manager (or such other people as GE and the Acquiror may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of General Electric and the Acquiror within 15 Business Days after the initial notice of the Dispute (or such longer period as the parties may agree), then, Douglas Johns on behalf of the Acquiror and Andy Warren on behalf of General Electric shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional 10 Business Days (or such longer period as the parties may agree). If at the end of such time such Persons are unable to resolve such Dispute amicably, then such Dispute shall be resolved in accordance with the mediation and/or judicial process referred to in Sections 11.11 and 11.12 of the Purchase Agreement, provided that such mediation and/or judicial process shall not modify or add to the remedies available to the parties under this Agreement.

(b) In any dispute regarding the amount of a Service Charge, if after the dispute resolution and/or judicial process set forth in Section 9.01(a) herein, it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater than the amount that the Service Charge should have been, then the Provider shall within five (5) Business Days after such determination reimburse the Recipient an amount of cash equal to such excess, plus interest equal to 10% per annum accruing from the date of receipt of payment by the Recipient to the time of reimbursement by the Provider.

ARTICLE X

TERM AND TERMINATION

SECTION 10.01 Term and Termination. (a) This Agreement shall commence immediately upon the Closing Date and shall terminate upon the earliest to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof, or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety or (iii) the delivery of the termination notice by a Party as contemplated by and in accordance with Section 10.01(b)(ii) hereof.

(b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason upon providing at least 30 days’ prior written notice to the Provider of such termination; and (B) if the Provider of such Service, has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist 30 days after receipt by the Provider of written notice of such failure from the Recipient; and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under the Agreement relating to such Services, and such failure shall be continued uncured for a period of 30 days after receipt by the Recipient of a written notice of such failure from the Provider. The relevant Schedule shall be updated to reflect any terminated Service. No termination of a Service pursuant to clause (ii) above shall relieve the Provider of any liability for its failure to perform any of its material obligations under this Agreement prior to such termination. (In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.)

(c) Without limiting the foregoing, Recipient may from time to time request a reduction in part of the scope or amount of any Service. If requested to do so by Recipient, the Provider agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant Schedule shall be updated to reflect any reduced Service. (In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.)

SECTION 10.02 Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the relevant Provider for the Service Charges and any other fees, costs and expenses owed and payable in respect of Services provided prior to the effective date of termination. Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VIII, Article X, Article XI and all confidentiality obligations under this Agreement shall continue to survive indefinitely.

SECTION 10.03 Force Majeure. (a) No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than 15 consecutive days, it being understood that Recipient shall not be required to provide any advanced notice of such termination to Provider.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business.

SECTION 11.02 Subcontractors. A Provider may, with the consent of the Recipient (such consent not to be unreasonably withheld or delayed), hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (1) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider; (2) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for services as set forth in Article VII hereof and the content of the Services provided to the Recipient; and (3) such Provider may subcontract any Service to a third party without the consent of the Recipient if the Provider is subcontracting the same Service to such third party with respect to any of the Provider’s other businesses. The parties agree that any subcontractor currently employed by GE in providing a Service will be an acceptable subcontractor to provide such Service to the Business or to GE after the Closing Date.

SECTION 11.03 Further Assurances. The Parties covenant and agree that, without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

SECTION 11.04 Confidentiality.

(a) Neither of the Parties shall, and shall cause all other Persons providing Services or having access to information of the other Party that is known to such Person as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party provided, however, that each Party may disclose Confidential Information of the Other Party, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable best efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care as set forth in Section 8.01 of this Agreement to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.

(c) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as bind the Party in advance of the disclosure of any such Confidential Information to them.

(d) Notwithstanding anything to the contrary herein, either Party (and any Affiliates or Representatives of such Parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (each as defined in Treasury Regulation Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure (it being understood that this sentence shall not permit the disclosure of any other details regarding matters covered by this Agreement, including the identities of the parties).

SECTION 11.05 Notices. Except as respects routine communications by the GE Services Manager and the Acquiror Services Manager under Section 2.04, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.06):

(i)	if to GE:

General Electric Company

3135 Easton Turnpike, W3A24

Fairfield, CT 06431

Attention: Senior Counsel for Transactions

Facsimile: (203) 373-3008

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Daniel P. Cunningham

Facsimile: (212) 610-6399

(ii)	if to the Acquiror:

Momentive Performance Materials Holdings Inc.

187 Danbury Road

Wilton, CT 06897

Attention: General Counsel

Facsimile: (203) 761-1991

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew J. Nussbaum

Facsimile: (212) 403-2269

SECTION 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SECTION 11.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

SECTION 11.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of GE or the Business, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.09 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

SECTION 11.10 Amendment. No provision of this Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.

SECTION 11.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) GE and the Acquiror have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

SECTION 11.12 Counterparts. This Agreement may be executed in one or more counterparts, and each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.13 Assignability. Neither Party may assign any of its rights hereunder without the express prior written consent of the other Party, except that (i) both GE and the Acquiror may assign any or all of its respective rights and obligations under this Agreement to any of its Affiliates (provided that no such assignment shall relieve the assigning Party of its obligations hereunder and provided further that, if the assignee ceases to be an Affiliate of the assignor, such assignee shall immediately, upon ceasing to be an Affiliate of the assignor, assign all of its rights and obligations under this Agreement back to the assignor) and (ii) Acquiror may assign any or all of its rights and obligations hereunder in connection with a (w) merger transaction in which Acquiror is not the surviving entity, (x) the sale by Acquiror of all or substantially all of its assets, or (y) the sale or disposition of any assets or lines of business of the Acquiror; provided, that the surviving entity of such merger or the transferee of such assets shall agree in writing, reasonably satisfactory to GE, to be bound by the terms of this Agreement as if named as a “Party” hereto; and provided, further, that GE shall not be obligated to materially change the nature, scope, volume or duration of the Services it provides hereunder, as a result of any such transaction.

SECTION 11.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ Robert J. Duffy
Name:	Robert J. Duffy
Title:	Attorney-in-fact

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:	/s/ Justin Stevens
Name:	Justin Stevens
Title:	Vice President and Secretary

GE CAPITAL FINANCIAL INC.
(solely for the purposes of Section 5.03)

By:	/s/ Robert J. Duffy
Name:	Robert J. Duffy
Title:	Attorney-in-fact